Exhibit 99.2

Archrock, Inc. Announces Tender Offer for Outstanding Notes

Houston, August 12, 2024—Archrock, Inc. (NYSE: AROC) (“Archrock”) announced today that its subsidiaries, Archrock Partners, L.P. and Archrock Partners Finance Corp. (together, the “Offerors”), have commenced an offer to purchase for cash up to $200,000,000 of the outstanding aggregate principal amount of the Offerors’ 6.875% Senior Unsecured Notes due 2027 (the “Notes”), upon terms and subject to the conditions set forth in the Offer to Purchase, dated August 12, 2024 (as may be amended or supplemented from time to time, the “Offer to Purchase”) (the “Tender Offer”).

Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on August 23, 2024 (the “Early Tender Deadline”) will be eligible to receive a purchase price of $1,009.00 per $1,000 principal amount of Notes tendered, including an early tender payment of $30.00 per $1,000 principal amount of the Notes tendered. Notes validly tendered and not validly withdrawn after the Early Tender Deadline but at or prior to 5:00 p.m., New York City time, on September 10, 2024 (the “Expiration Time”) will be eligible to receive a purchase price of $979 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

Subject to certain exceptions, tendered Notes can only be withdrawn before 5:00 p.m., New York City time, on the Early Tender Deadline (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless the Offerors are required to extend withdrawal rights under applicable law.

The Offerors expressly reserve the right, in their reasonable discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Time. The Offerors will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied.

In connection with the Tender Offer, the Offerors have retained Wells Fargo Securities, LLC as the Dealer Manager. Questions regarding the tender offer should be directed to Wells Fargo Securities, LLC by calling collect at (704) 410-4820 or toll free at (866) 309-6316. Requests for copies of the Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (888) 628-9011 (toll free) or 212-269-5550.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, please visit www.archrock.com.

About Archrock Partners

Archrock Partners is a leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the United States. Archrock owns all of the limited and general partnership interests in Archrock Partners.

SOURCE: Archrock, Inc.

For information, contact:

Archrock, Inc.
INVESTORS Megan Repine VP of Investor Relations 281-836-8360 investor.relations@archrock.com
MEDIA Andrew Siegel / Jed Repko Joele Frank 212-355-4449